Exhibit 99.1
February 15, 2023
Fellow Shareholders,
Despite a difficult macro environment in 2022, we made excellent progress building on our platform, brand, and industry leadership with the addition of nearly 10 million net new active accounts – ending the year with 70 million active accounts globally. We also drove strong Streaming Hour growth and delivered 20% YoY Platform revenue growth for the full year. Importantly, we plan to continue to improve our operating expense profile to better manage through the challenging macro environment, while building on our platform's monetization and engagement tools and partnerships. Through a combination of operating expense control and revenue growth, we are committed to a path that delivers positive adjusted EBITDA for full year 2024. Our platform and industry leadership positions us well for reaccelerated revenue growth as the ad market recovers and the shift to TV streaming continues.
2022 Key Results
•Total net revenue grew 13% year over year (YoY) to $3.1 billion
•Platform revenue increased 20% YoY to $2.7 billion
•Gross profit was up 2% YoY to $1.4 billion
•Active Accounts reached 70.0 million, a net increase of 9.9 million active accounts from 2021
•Streaming Hours increased by 14.3 billion hours YoY to 87.4 billion
•Average Revenue Per User (ARPU) grew to $41.68 (trailing 12-month basis), up 2% YoY
•In Q4, The Roku Channel reached U.S. households with an estimated 100 million people

Key Operating Metrics	Q4 21	Q1 22	Q2 22	Q3 22	Q4 22	YoY %
Active Accounts (millions)	60.1	61.3	63.1	65.4	70.0	16%
Streaming Hours (billions)	19.5	20.9	20.7	21.9	23.9	23%
ARPU ($)	$40.67	$42.60	$43.81	$44.01	$41.68	2%

Summary Financials ($ in millions)	Q4 21	Q1 22	Q2 22	Q3 22	Q4 22	YoY %
Platform revenue	$698.9	$643.7	$669.3	$667.2	$731.3	5%
Devices revenue	166.4	90.0	95.2	94.2	135.8	(18)%
Total net revenue	865.3	733.7	764.4	761.4	867.1	—%
Platform gross profit	423.6	377.9	374.2	371.7	408.0	(4)%
Devices gross profit (loss)	(44.0)	(13.1)	(19.0)	(14.9)	(43.6)	nm
Total gross profit	379.6	364.8	355.2	356.8	364.4	(4)%
Platform gross margin %	60.6%	58.7%	55.9%	55.7%	55.8%	(4.8)	pts
Devices gross margin %	(26.4)%	(14.6)%	(20.0)%	(15.8)%	(32.1)%	(5.7)	pts
Total gross margin %	43.9%	49.7%	46.5%	46.9%	42.0%	(1.8)	pts
Research and development	126.4	164.0	196.6	207.6	220.7	75%
Sales and marketing	163.4	146.5	185.0	209.4	297.6	82%
General and administrative	68.5	77.8	84.1	86.8	96.0	40%
Total operating expenses	358.3	388.3	465.7	503.8	614.3	71%
Income (loss) from operations	21.4	(23.5)	(110.5)	(147.0)	(249.9)	(1270)%
Adjusted EBITDA A	86.7	57.6	(12.1)	(34.4)	(95.2)	(210)%
Adjusted EBITDA margin %	10.0%	7.8%	(1.6)%	(4.5)%	(11.0)%	(21.0)	pts

Outlook ($ in millions)	Q1 2023E
Total net revenue	$700
Total gross profit	$310
Net income (loss)	$(205)
Adjusted EBITDA B	$(110)

A Refer to the reconciliation of net income to adjusted EBITDA in the non-GAAP information in an appendix to this letter.
B Q1 2023E reconciling items between net income (loss) and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $101 million, depreciation and amortization of $16 million and other net adjustments such as interest income of approximately $22 million.

Roku Q4 and Full Year 2022 Shareholder Letter

Our Business Model
Our three-phased business model — grow scale, grow engagement, and grow monetization — drives our mission as a global streaming platform that connects and benefits the entire TV ecosystem of consumers, content publishers, and advertisers.
Market Leading Scale
Active Account net adds were 4.6 million in Q4 and 9.9 million in 2022, ending the year with 70.0 million active accounts globally. Full year net adds were above both 2019 and 2021 levels and driven primarily by the Roku TV program in the U.S. and international markets. In the U.S., our active accounts are approaching half of broadband households1, and we believe this share will continue to grow.
The shift to TV streaming continues with cord cutting accelerating in the U.S. in 2022. Four of the five biggest U.S. pay TV operators reported 2022 subscriber losses that were 60% higher than 2021. In a recent survey, Cord Cutter News found that more than 70% of U.S. cord-cutters use a Roku device and stated, “Roku is the clear leader in the world of cord cutting and is almost twice as popular as its next competitor.”
While the holiday season is typically the strongest period for most consumer businesses, as expected, this past Q4 was different. Macro uncertainties and inflationary pressures negatively affected the consumer electronics category. However, in Q4 overall, U.S. smart TV unit sales were better than expected, benefiting from lower TV panel prices and freight costs. Unit sales of Roku TV models in the U.S. outperformed the overall market due to consumers’ focus on value. International Roku TV unit sales also benefited from this same Q4 trend.
Roku TV
In Q4, Roku TV gained share, and we extended our leadership in the U.S., Canada, and Mexico. According to NPD, the Roku operating system (OS) was the No. 1 selling smart TV OS in the U.S., and our 38% share of units sold in Q4 was more than the next two largest TV operating systems combined. The Roku OS was also the No. 1 selling smart TV OS in Canada and No. 1 in Mexico, where we grew to 30% of units sold.
1 US broadband households, Statista

Roku Q4 and Full Year 2022 Shareholder Letter

We have continued to expand our successful Roku TV licensing program. In the U.S., the new TCL Roku TV 6-Series won the CNET Editor’s Choice award in 2022 and was described as the “best TV for the money” for the fifth year in a row. In Canada, we extended our Walmart partnership with onn Roku TV models. In Mexico, we added three new Roku TV licensees for a total of 12 partners that now offer a broad lineup of Roku TV models. In Brazil, AOC launched a new lineup of 4K Roku TV models, and Semp TCL launched six new Roku TV models. In the UK, RCA entered the market with new Roku TV models, and TCL launched the U.K.’s first-ever QLED Roku TV model. And we expanded our Roku TV program with TCL and Metz in Germany, and with TCL in Australia.
Roku-branded TV
We recently announced the first TVs designed and made by Roku: the Roku Select and Roku Plus Series TVs. These TVs will complement our successful Roku TV licensing program and enable us to further grow our leadership position and expand into the higher-end spectrum of performance TVs. Roku-branded TVs will also help us innovate more quickly in all aspects of hardware and software and test directly with consumers, improving the product and consumer experience and strengthening all TVs powered by Roku OS. The Roku Select and Plus Series TVs will be available in the U.S. in spring 2023 with retail prices ranging from $119 to $999 for the full lineup of 24” - 75” models.

75"
Roku
Plus Series
75" 4K HDR
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Roku TV
10:22 pm
Options
12 Items
Home
What to Watch
Featured Free
Live TV
Search
Store
Settings
Cable Box
Game Console
Live TV
NETFLIX
Disney+
tv
prime video
Roku Channel
HBO max

Roku Plus Series TV
Streaming Players
Our streaming players enable consumers to easily and affordably turn any TV into an outstanding streaming experience, and our players continue to be recognized within the industry. The Roku® Streaming Stick® 4K has received accolades from Consumer Reports, Tom’s Guide, and Forbes. And the Roku® Streambar® Pro has been recognized by Consumer Reports, CNET, Yahoo, Rolling Stone, and Popular Science.
Roku Smart Home
In Q4, we launched new smart home products to build new service revenue streams. This product offering includes cameras and video doorbells that offer subscription plans enabling users to view cloud recordings of the videos, along with AI-based alerts (e.g., person, package, vehicle, pet). Similar to our TV streaming model, we plan to build scale with our devices, then monetize through smart home services, which we expect to become a very large market.

Roku Q4 and Full Year 2022 Shareholder Letter

Driving Engagement
We are the No. 1 TV streaming platform by hours streamed in the U.S., Canada, and Mexico2. Globally, our users streamed a record 23.9 billion hours in Q4 and 87.4 billion hours in 2022.
The shift from traditional TV to TV streaming continues. In Q4, hours on traditional TV in the U.S. fell 5% YoY, while global Streaming Hours on the Roku platform grew 23% YoY. We also grew engagement per user globally, with Streaming Hours per Active Account per day of 3.8 hours in Q4, up from 3.6 hours in Q4 2021.
Roku OS
The Roku OS is the foundation of our platform, powering Roku-branded TVs, Roku TV models, and our streaming players. As the only OS purpose-built for TV, it is a key differentiator vs other TV streaming operating systems. We are continuously updating the Roku OS with new features and capabilities to enhance the overall experience for viewers, streaming services, and advertisers.
Home Screen Menu
With the significant growth in content across a growing number of streaming services, U.S. TV streaming viewers in October 2022 took 52% longer to decide what to watch than they did in March 2019 (Nielsen). A key competitive advantage for Roku is our position as the TV streaming platform — our home screen is the first thing a viewer sees when they turn on their TV. From this position, we can help the viewer decide what to watch across the vast range of options available to them on our platform. We innovate and build features to support this critical role in the viewer journey, and it is a key driver of our monetization.
Our Home Screen Menu (left-hand navigation bar) contains features including a powerful, universal Search that returns results across channels and a Live TV function that aggregates live/linear channels in a single destination. In 2022, we created a new row on the Home Screen Menu called What to Watch, which provides personalized recommendations of movie and TV titles and contains convenient features like Continue Watching and Save List.
As consumers continue to spend more TV time streaming, more sports programming will be available to stream. However, the experience is fragmented, and it is increasingly difficult for viewers to find the games and events that they want to watch. In Q4, we added a new row on the Home Screen Menu called Sports, to aggregate sporting events in a single, centralized location. We also enhanced search capabilities to allow the viewer to easily find games by team, league, sport, and matchups. In Q4, Streaming Hours originating from the Home Screen Menu grew twice as fast as overall platform hours over the prior quarter, demonstrating the significant value the menu provides our users. We believe there is significant opportunity to continue to grow our relevance to viewers, to help them find and discover great content, and to use our innovation to grow both the engagement and monetization of our platform.
2 Dec 2022, Hypothesis Group

Roku Q4 and Full Year 2022 Shareholder Letter

Roku

12:00 pm

Sports

Search

Store

Settings

Home

What to Watch

NBA Games

7:30 pm

9:00 pm

College Basketball Games

Fri 7 pm

Fri 7 pm

Browse by Sport

Roku Sports experience
The Roku Channel
The Roku Channel benefits from its integration with our platform, which has massive scale, deep engagement, and the ability to surface content to viewers throughout the Roku OS experience. These unique advantages have helped drive The Roku Channel’s incredible growth: In Q4, it was a top 5 channel on the Roku platform by Active Account reach and Streaming Hour engagement. We grew engagement over 85% YoY, and it reached U.S. households with an estimated 100 million people – positioning us strongly when the ad market rebounds.
FAST3 channels were a significant area of growth in Q4: The Roku Channel’s FAST offering was the #1 FAST service by reach and engagement on the Roku platform in the U.S. We are able to drive viewers to our FAST channels not only through The Roku Channel app, but also through the Live TV and What to Watch features on the Home Screen Menu. The Roku Channel is a partner of choice for publishers that want to maximize the value of their content, and this is expanding our high-quality programming. In Q4, we added FAST channels from NBCUniversal and the National Hockey League, and an exclusive AMC channel featuring its signature drama “Mad Men.” In January, Warner Bros. Discovery entered their first FAST deal, bringing new channels that will feature fan favorites “Westworld” and “The Bachelor,” in addition to 2,000 hours of on-demand content.
Roku Originals create content exclusivity that both viewers and advertisers value. “The Great American Baking Show Celebrity Holiday” had the biggest premiere day of any unscripted Roku Original, and our feature film “Weird: The Al Yankovic Story” drove the most reach of any on-demand program in The Roku Channel’s history. The film has also received industry recognition, winning the Critics Choice Award for Best Movie Made for Television and scoring nominations from industry guilds including the WGA, PGA, and DGA. The success of our programming, both scripted and unscripted, is attracting marquee brands, such as T-Mobile's sponsorship of “Weird.” TurboTax sponsored “Emeril Tailgates” around the Big Game in Arizona on February 12, providing a way for us to engage viewers and advertisers around this key cultural event.
The strong foundation we have built with The Roku Channel allows us to continue to drive growth in new areas. Last June, we launched Spanish-language programming in the U.S. with Espacio Latino, followed by Kids & Family en Español. In Q4, we built on this content and these capabilities to bring The Roku Channel to Mexico, where it has become the channel’s largest international market. With strong scale and engagement, and the launch of our video ad business earlier in the year, we are beginning to monetize in Mexico.
3 FAST: free ad-supported linear streaming TV does not include on-demand content

Roku Q4 and Full Year 2022 Shareholder Letter

Monetization
In 2022, we grew Platform revenue through increased advertising sales, the distribution of streaming services, the distribution of FAST channels, Roku Pay, and our Media & Entertainment (M&E) promotional capabilities. Our Platform revenue was $2.7 billion in 2022, up 20% YoY, and $731 million in Q4, up 5% YoY. ARPU was $41.68 in Q4 (on a trailing 12-month basis), up 2% YoY.
Inflation and macro-economic uncertainty continued to pressure consumers and advertisers in Q4. The total U.S. ad market weakened throughout the quarter, declining 12% YoY in December, after decreases of 2% and 6% in October and November, respectively (according to SMI). While Roku continues to benefit from the shift of advertisers from traditional TV to TV streaming, that was largely offset in Q4 by the pullback in overall ad spend.
Streaming Service Distribution and Promotion
M&E spend on the Roku platform was up YoY in Q4, though this growth was pressured by overall ad market weakness, in addition to a tough YoY comparison caused by last year’s launch of new streaming services. Our unique platform and home screen contain powerful tools to attract, engage, and retain audiences, and we often collaborate closely with streaming service partners on bespoke campaigns on the Roku platform. For example, we created a first-ever Sponsored Search Zone for Paramount+ to engage streamers searching for a specific film. The curated zone enabled users to quickly find the promoted film on Paramount+, browse similar content, and more. As a result, Roku users who engaged with the Sponsored Search Zone were more likely to sign up for Paramount+ and streamed more hours than users who did not.
Roku Pay, our Roku OS payment solution, is also a powerful acquisition tool. With Roku Pay, publishers can enable an easy, "one-click" signup within their app, and we believe this key benefit simplifies subscription signups for our users and drives purchase and retention for our content publishers. Premium video streaming services on Roku Pay have the highest retention across third-party billing platforms (Jan 2020 - Sept 2022, Antenna). We also leverage the advantages of Roku Pay for our Premium Subscriptions offering in The Roku Channel.
Advertising
Our industry leadership positions us well as the market recovers and the shift from traditional TV to TV streaming continues. Despite tightening advertising budgets in Q4, ad spend on the Roku platform outperformed the overall ad and traditional TV markets in the U.S. We remain focused on innovation, building on our differentiated ad tech, and crafting one-of-a-kind ad opportunities and partnerships. We are also developing relationships with more third-party platforms (retail media networks, demand side platforms, and other strategic partners) to meet marketers where they currently are buying programmatic advertising. At the same time, our first-party and ACR data, along with our specialized ad products (such as Shoppable Ads, the Kroger Shopper Program, and our audience guarantees), will continue to be accessible only on the Roku advertising platform. This overall approach protects our strategic assets, while creating additional demand opportunities for Roku ad inventory.

Roku Q4 and Full Year 2022 Shareholder Letter

We have been building our ad platform for nearly a decade — ad serving, data management, programmatic infrastructure, artificial intelligence, attribution toolkits, and more. Our targeting, measurement, and optimization enable us to deliver innovative ad concepts that are compelling for both advertisers and consumers. We recently partnered with DoorDash to allow their merchants to place click-to-order offers within their Roku ads. For the first time, restaurant advertisers can achieve full funnel attribution on Roku, another example of the differentiation of our ad capabilities.
Outlook
Looking ahead, although macro uncertainty seems likely to persist in 2023, our unmatched scale and engagement, along with our competitive advantages, give us conviction in our ability to navigate and execute in challenging times.
While the overall ad market was muted in Q4, ad spend among verticals such as restaurants, travel, consumer packaged goods, and health and wellness appear to be improving thus far in Q1. However, other verticals including financial services and M&E remain pressured. We expect this continued weakness in M&E spend to compress Platform margins in the near term due to a higher mix shift toward video advertising. Importantly, we have been adjusting our operations and operating expense profile to better manage through the challenging macro environment. As a result, we expect operating expense YoY growth to significantly decline over the course of the year, from approximately 40% in Q1 (a 30-point sequential improvement from Q4 2022) to single-digit YoY growth by Q4 2023.
Accordingly, our Q1 outlook reflects normal seasonality with total net revenue of roughly $700 million, total gross profit of roughly $310 million, and adjusted EBITDA of negative $110 million. Given our ongoing work to carefully manage expenditures, we are committed to a path that delivers positive adjusted EBITDA for full year 2024.
Conclusion
We have built our business on the fundamental belief that all TV will be streamed, and all audiences, content, and advertising spend will follow. The investments we have made in people, technology, and products and services are furthering our competitive advantages. While cyclical economic pressures are affecting our business, two things remain true: the secular trend supporting our business remains intact, and the combination of our scale, engagement, and innovation position Roku exceptionally well to benefit when the market rebounds.
Thank you for your support, and Happy Streaming™!
Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q4 and Full Year 2022 Shareholder Letter

Conference Call Webcast – February 15, 2023 at 2 p.m. PT
The Company will host a webcast of its conference call to discuss the Q4 and fiscal year 2022 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on February 15, 2023. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.
Segment Reporting Change
Effective as of the fourth quarter of fiscal 2022, we reorganized reportable segments to better align with management’s reporting of information reviewed by our Chief Operating Decision Maker, our CEO, for each segment. Our segment and related financial information is recast to reflect the following changes; we renamed the Player segment to the Devices segment, which now includes licensing arrangements with service operators and TV brands in addition to sales of streaming players, audio products, smart home products, and starting in 2023, Roku-branded TV sales. All financial information, current and historical, is recast based on the reorganized segments.
About Roku, Inc.
Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV OEM brands. Roku Smart Home products, including cameras, video doorbells, lighting, plugs, and more are available in the U.S. Roku is headquartered in San Jose, Calif. U.S.A.
Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Stephanie Tackach stackach@roku.com

Roku Q4 and Full Year 2022 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.
Forward-Looking Statements
This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” ‘plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to our ability to innovate, build and launch new products and services, including the Roku Select and Roku Plus Series TVs and smart home products; the size of the smart home products market; changes in the ad market; our belief that the current conditions in the ad market are temporary; the shift of TV and TV advertising to streaming; our ability to continue leading the shift to streaming; our ability to grow our Active Accounts; the effect that our production of first-party TVs will have on our growth and expansion and the entire Roku ecosystem; our room for growth in engagement; our ability to promote content effectively to produce value for our content partners; our international expansion; our strategic plan; the strength, features and value of the Roku brand, OS and platform; our ability to continue to update the Roku OS with new features and capabilities; the availability of sports programming streaming; our ability to deliver growth in platform monetization; our positioning to capture media & entertainment spend; the growth and monetization of and investment in The Roku Channel; the growth of FAST; our content offering in The Roku Channel; our ability to create value for advertisers in The Roku Channel; our ability to innovate our ad tech; our relationships with third-party advertising platforms; our ability to navigate through macroeconomic headwinds and to succeed when the general market recovers; our belief that the current macro environment is temporary; our financial outlook for the first quarter of 2023, our plans to improve our operating expenses profile in 2023 and to achieve positive adjusted EBITDA for full year 2024, and our qualitative color on our business in 2023 and beyond; our investments; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. Additional information also will be available in our Annual Report on Form 10-K for the year ended December 31, 2022. All information provided in this shareholder letter and in the tables attached hereto is as of February 15, 2023, and we undertake no duty to update this information unless required by law.

Roku Q4 and Full Year 2022 Shareholder Letter

ROKU, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net Revenue:
Platform	$731,261	$698,887	$2,711,441	$2,264,920
Devices	135,795	166,442	415,093	499,664
Total net revenue	867,056	865,329	3,126,534	2,764,584
Cost of Revenue:
Platform (1)	323,279	275,260	1,179,675	818,506
Devices (1)	179,400	210,425	505,737	537,478
Total cost of revenue	502,679	485,685	1,685,412	1,355,984
Gross Profit (Loss):
Platform	407,982	423,627	1,531,766	1,446,414
Devices	(43,605)	(43,983)	(90,644)	(37,814)
Total gross profit	364,377	379,644	1,441,122	1,408,600
Operating Expenses:
Research and development (1)	220,670	126,438	788,913	461,602
Sales and marketing (1)	297,562	163,350	838,419	455,601
General and administrative (1)	96,043	68,492	344,678	256,297
Total operating expenses	614,275	358,280	1,972,010	1,173,500
Income (Loss) from Operations	(249,898)	21,364	(530,888)	235,100
Other Income (Expense), Net:
Interest expense	(1,888)	(749)	(5,161)	(2,980)
Other income (expense), net	13,614	2,006	43,766	4,467
Total other income (expense), net	11,726	1,257	38,605	1,487
Income (Loss) Before Income Taxes	(238,172)	22,621	(492,283)	236,587
Income tax expense (benefit)	(975)	(1,066)	5,722	(5,798)
Net Income (Loss)	$(237,197)	$23,687	$(498,005)	$242,385

Net income (loss) per share — basic	$(1.70)	$0.18	$(3.62)	$1.83
Net income (loss) per share — diluted	$(1.70)	$0.17	$(3.62)	$1.71

Weighted-average common shares outstanding — basic	139,658	134,711	137,668	132,710
Weighted-average common shares outstanding — diluted	139,658	141,869	137,668	141,668

(1) Stock-based compensation was allocated as follows:
Cost of revenue, platform	$347	$263	$1,229	$827
Cost of revenue, devices	621	687	2,440	2,035
Research and development	40,523	21,746	147,653	77,770
Sales and marketing	37,638	19,274	123,946	63,503
General and administrative	25,148	12,083	84,663	43,397
Total stock-based compensation	$104,277	$54,053	$359,931	$187,532

Roku Q4 and Full Year 2022 Shareholder Letter

ROKU, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$1,961,956	$2,146,043
Accounts receivable, net of allowances of $40,191 and $56,827 as of	760,793	752,393
December 31, 2022 and 2021, respectively
Inventories	106,747	50,276
Prepaid expenses and other current assets	135,383	105,795
Total current assets	2,964,879	3,054,507
Property and equipment, net	335,031	177,567
Operating lease right-of-use assets	521,695	345,660
Content assets, net	292,766	223,713
Intangible assets, net	58,881	84,126
Goodwill	161,519	161,519
Other non-current assets	77,830	35,053
Total Assets	$4,412,601	$4,082,145
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$164,800	$124,921
Accrued liabilities	750,810	549,055
Current portion of long-term debt	79,985	9,883
Deferred revenue, current portion	87,678	45,760
Total current liabilities	1,083,273	729,619
Long-term debt, non-current portion	—	79,985
Deferred revenue, non-current portion	28,210	28,726
Operating lease liability, non-current portion	584,651	394,724
Other long-term liabilities	69,911	82,485
Total Liabilities	1,766,045	1,315,539
Stockholders’ Equity:
Common stock, $0.0001 par value;	14	14
Additional paid-in capital	3,234,860	2,856,572
Accumulated other comprehensive income (loss)	(292)	41
Accumulated deficit	(588,026)	(90,021)
Total stockholders’ equity	2,646,556	2,766,606
Total Liabilities and Stockholders’ Equity	$4,412,601	$4,082,145

Roku Q4 and Full Year 2022 Shareholder Letter

ROKU, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(498,005)	$242,385
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,651	42,621
Stock-based compensation expense	359,931	187,532
Amortization of right-of-use assets	55,507	31,024
Amortization of content assets	234,355	95,570
Foreign currency remeasurement (gains) losses	(8,230)	—
Change in fair value of strategic investment	532	—
Impairment of intangible assets	7,500	—
Provision for (recoveries of) doubtful accounts	2,081	(904)
Other items, net	(190)	(101)
Changes in operating assets and liabilities:
Accounts receivable	(10,887)	(221,768)
Inventories	(56,471)	3,619
Prepaid expenses and other current assets	(15,941)	(48,074)
Content assets and liabilities, net	(313,204)	(193,440)
Other non-current assets	(7,304)	(19,335)
Accounts payable	14,190	8,428
Accrued liabilities	167,526	128,931
Operating lease liabilities	(9,245)	(20,083)
Other long-term liabilities	(403)	(1,100)
Deferred revenue	41,402	(7,224)
Net cash provided by operating activities	11,795	228,081
Cash flows from investing activities:
Purchases of property and equipment	(161,696)	(40,041)
Acquisition of businesses, net of cash acquired	—	(136,778)
Purchase of strategic investment	(40,000)	—
Net cash used in investing activities	(201,696)	(176,819)
Cash flows from financing activities:
Repayments of borrowings	(10,000)	(5,000)
Proceeds from equity issued under incentive plans	18,357	18,532
Proceeds from equity issued under at-the-market offerings, net of offering costs	—	989,615
Net cash provided by financing activities	8,357	1,003,147
Net increase (decrease) in cash, cash equivalents and restricted cash	(181,544)	1,054,409
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,170)	12
Cash, cash equivalents and restricted cash —Beginning of period	2,147,670	1,093,249
Cash, cash equivalents and restricted cash —End of period	$1,961,956	$2,147,670
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	1,961,956	2,146,043
Restricted cash, non-current	—	1,627
Cash, cash equivalents and restricted cash —End of period	$1,961,956	$2,147,670

Roku Q4 and Full Year 2022 Shareholder Letter

	Years Ended December 31,
	2022	2021
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,894	$2,578
Cash paid for income taxes	$7,016	$1,363
Supplemental disclosures of non-cash investing and financing activities:
Non-cash consideration for business combination	$—	$21,400
Services to be received as part of a business combination	$—	$6,500
Unpaid portion of property and equipment purchases	$28,503	$3,073

NON-GAAP INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(237,197)	$23,687	$(498,005)	$242,385
Other income (expense), net	(11,726)	(1,257)	(38,605)	(1,487)
Stock-based compensation	104,277	54,053	359,931	187,532
Depreciation and amortization	12,254	11,317	48,651	42,621
Restructuring charges (1)	38,140	—	38,140	—
Income tax expense (benefit)	(975)	(1,066)	5,722	(5,798)
Adjusted EBITDA	$(95,227)	$86,734	$(84,166)	$465,253
(1) Restructuring charges of $38.1 million in the fourth quarter of 2022 were composed primarily of severance and related charges of $30.6 million and an impairment charge of $7.5 million for the abandonment of certain technology intangible assets.
Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming ho

Roku Q4 and Full Year 2022 Shareholder Letter